UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2026

Outlook Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37759	38-3982704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 S. Wood Avenue, Unit #100 Iselin, New Jersey	08830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 619-3990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	OTLK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On August 12, 2026, Outlook Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Piper Sandler & Co. and BTIG, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the public offering (the “Offering”) by the Company of (i) 55,555,556 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (ii) accompanying warrants to purchase up to an aggregate of 55,555,556 shares of Common Stock (the “Warrants”) at a combined public offering price of $0.99 per share of Common Stock and accompanying Warrant. The shares of Common Stock and Warrants are immediately separable and will be issued separately.

The Offering is scheduled to close on or about August 14, 2026, subject to customary closing conditions.

The Company also granted the Underwriters an option for a period of 30 days to purchase up to 8,333,333 additional shares of Common Stock and/or Warrants to purchase up to 8,333,333 additional shares of Common Stock at the public offering price, less the underwriting discounts and commissions. On August 12, 2026, the Underwriters exercised such option with respect to the Warrants to purchase up to 8,333,333 additional shares of Common Stock.

The Company estimates that the gross proceeds from the Offering will be approximately $55.0 million, before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company and excluding any exercise of the underwriter's option to purchase additional securities and assuming no exercise of the accompanying Warrants.

Each Warrant will have an initial exercise price per share of $1.10, subject to certain customary adjustments for recapitalizations, stock splits and similar actions. The Warrants will be exercisable immediately and will expire five years from the date of issuance. A holder (together with its affiliates and other attribution parties) may not exercise any portion of a Warrant to the extent that, immediately after giving effect to such exercise, the holder would own more than 4.99%, 9.99% or 19.99%, as applicable, of the Company’s outstanding Common Stock immediately after exercise, which percentage may be changed at the holder's election to a lower or higher percentage not in excess of 19.99% (if exceeding such percentage would result in a change of control under Nasdaq Listing Rule 5635(b) or any successor rule) upon 61 days’ notice to the Company subject to the terms of the Warrants.

The Offering is being made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-278340) previously filed with the Securities and Exchange Commission (the “SEC”) and a prospectus supplement thereunder.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities arising under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of the Underwriting Agreement and as of specific dates, and were solely for the benefit of the parties to the Underwriting Agreement.

GMS Ventures and Investments, the Company’s largest stockholder, purchased an aggregate of 2,525,252 shares of Common Stock and accompanying Warrants in the Offering. Robert Jahr, the Company’s Chief Executive Officer, and Lawrence Kenyon, the Company’s Chief Financial Officer, purchased an aggregate of 151,515 and 101,010 shares of Common Stock and accompanying Warrants in the Offering, respectively.

The foregoing descriptions of the terms of the Underwriting Agreement and Warrants are each qualified in their entirety by reference to the Underwriting Agreement and form of Warrant, respectively, which are attached as Exhibit 1.1 and Exhibit 4.1 hereto, respectively, and incorporated by reference herein.

A copy of the legal opinion of Cooley LLP relating to the validity of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.

Forward-Looking Statements

This report contains forward-looking statements, including, without limitation, statements relating to the Company’s expectations regarding the Offering, the amount of proceeds expected from the Offering and the timing and the completion of the Offering. These forward-looking statements are based upon the Company’s current expectations. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks and uncertainties related to the satisfaction of customary closing conditions related to the Offering and other risks detailed in the Company’s filings with the SEC, including Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on August 12, 2026, as supplemented by subsequent reports the Company files with the SEC and in the prospectus supplement relating to the Offering. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no duty to update such information except as required under applicable law.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated August 12, 2026, by and among the Company, Piper Sandler & Co. and BTIG, LLC, as representatives of the several underwriters named therein.
4.1	Form of Warrant.
5.1	Opinion of Cooley LLP.
23.1	Consent of Cooley LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Outlook Therapeutics, Inc.

Date: August 14, 2026	By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Chief Financial Officer